Exhibit 99.1

Investor Relations

Phone: 212-479-3150

NEW RESIDENTIAL ANNOUNCES THIRD QUARTER 2013 RESULTS

NEW YORK – (BUSINESS WIRE) – November 7, 2013 – New Residential Investment Corp. (NYSE: NRZ; the “Company” or “New Residential”) today reported the following information for the full quarter ended September 30, 2013:

•	GAAP Income of $63 million, or $0.24 per diluted share

•	Core Earnings of $38 million, or $0.15 per diluted share

•	Invested approximately $250 million of capital

•	Raised over $140 million of cash to reinvest, mainly through additional debt issuance related to consumer loan investment

•	Michael Nierenberg appointed as Chief Executive Officer and Susan Givens appointed as Chief Financial Officer, effective as of November 13, 2013

THIRD QUARTER 2013 FINANCIAL RESULTS

For the Company’s first full quarter as a separately traded public company, New Residential earned:

3Q 2013

Summary Operating Results:
GAAP Income	$63.1 million
GAAP Income per Diluted Share	$0.24

Non-GAAP Results:
Core Earnings(1)	$37.9 million
Core Earnings per Diluted Share(1)	$0.15

1)	The Company amended its definition of Core Earnings to exclude incentive compensation and non-capitalized deal costs in the third quarter of 2013. For a reconciliation of GAAP Income to Core Earnings, please refer to the Reconciliation of Core Earnings table herein.

GAAP income of $63 million consisted of the following:

•	$38 million of Core Earnings which is equal to net interest income less certain expenses; plus $13 million of other income related to changes in the fair value of excess mortgage servicing rights (“Excess MSRs”); plus $11 million of gain on the sale of securities; plus $6 million of additional GAAP income related to the consumer loan investment; less $4 million of incentive compensation.

As of September 30, 2013, New Residential’s GAAP book value was $4.98 per share, an increase of $0.06 per share from June 30, 2013.

On September 18, 2013, the Board of Directors declared a quarterly dividend of $0.175 per common share, or $44 million, for the third quarter.

INVESTMENT HIGHLIGHTS FOR THE QUARTER ENDED SEPTEMBER 30, 2013

•	Excess MSR Investment – Invested $216 million, including:

•	$198 million was invested to fund additional closings and increase ownership in previously settled pools, and

•	$18 million was invested to acquire a 40% interest in Excess MSRs related to $5 billion UPB of non-Agency loans.

•	Consumer Loan B-Note Sale – The B-Notes represent subordinate financing of the consumer loan pool, in which New Residential held an interest. New Residential generated $107 million of proceeds from the sale of a 30% interest in $372 million of B-Notes at 96% of par, or a 6% yield. The sale reduces New Residential’s cash basis in the consumer loan portfolio to $132 million, from $241 million.

•	Non-Agency RMBS

•	Sold $148 million face amount of non-Agency RMBS at an average price of 80% of par, versus our amortized cost basis of 73% of par – generated an $11 million gain on sale and raised $36 million of net proceeds.

•	Invested $28 million, net of financing, to purchase $108 million face amount of non-Agency RMBS at an average price of 77% of par. We currently expect that the investment will generate a levered return of 12% to 14%.

INVESTMENT HIGHLIGHTS SUBSEQUENT TO SEPTEMBER 30, 2013

•	Excess MSR Investment – Invested or committed to invest $59 million.

•	In November, committed $55 million to acquire a 33% interest in five Excess MSR pools related to approximately $24 billion UPB.

•	In November, invested $3 million to fund additional closings as part of a non-Agency Excess MSR commitment made in January 2013; New Residential expects to invest an additional $1 million to complete the funding of this commitment.

•	Non-Agency RMBS

•	Financing – In October, paid down $340 million of repurchase agreement and entered into a $414 million one-year repurchase agreement related to $724 million face amount of RMBS. This financing decreases the cost of funds from LIBOR+225 basis points to LIBOR+175 basis points.

•	Invested $57 million, net of financing, to buy $194 million face amount of RMBS at an average price of 65%. We currently expect that the investment will generate a levered return of 12% to 14%.

•	Sold $53 million face amount of RMBS at an average price of 73% of par, versus our amortized cost basis of 60% of par – generated a $7 million gain on sale and raised $7 million of proceeds, net of financing.

•	Non-Performing Loan Investment – In November, committed to invest approximately $100 million to purchase a pool of non-performing loans with an aggregate face amount of about $200 million. We expect to finance a portion of the purchase price.

The Company believes there is a robust investment pipeline of assets with attractive yields.

APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

On November 6, 2013, New Residential’s Board of Directors appointed Michael Nierenberg as Chief Executive Officer and President and Susan Givens as Chief Financial Officer and Treasurer, effective as of November 13, 2013.

•	Chief Executive Officer – Michael Nierenberg

•	Mr. Nierenberg joins New Residential with over 25 years of experience in the mortgage and banking industry. Most recently, he served as managing director and head of Global Mortgages and Securitized Products at Bank of America Merrill Lynch. Prior to joining Bank of America, Mr. Nierenberg was the head of Global Securitized Products and a member of the management committee at JP Morgan and held a range of senior leadership positions during the twenty-plus years he spent with Bear Stearns and Lehman Brothers.

•	Chief Financial Officer – Susan Givens

•	Ms. Givens joins New Residential with over 14 years of finance, banking and capital markets experience. Most recently, Ms. Givens served as a Managing Director in Fortress’s Private Equity group, where she was responsible for capital markets. Prior to joining Fortress 7 years ago, Ms. Givens worked for the private equity team at Seaport Capital and on the investment banking team at Deutsche Bank.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.newresi.com. For consolidated investment portfolio information, please refer to the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website, www.newresi.com.

CONFERENCE CALL

The Company’s management will host a conference call on Thursday, November 7, 2013 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Residential’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Third Quarter 2013 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on Thursday, November 14, 2013 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “75759888.”

Unaudited Consolidated Statements of Income

($ in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest income	$21,885	$12,295	$61,075	$18,811
Interest expense	3,443	298	6,993	298

Net Interest Income	18,442	11,997	54,082	18,513

Impairment
Other-than-temporary impairment (“OTTI”) on securities	—	—	3,756	—

Net interest income after impairment	18,442	11,997	50,326	18,513

Other Income
Change in fair value of investments in excess mortgage servicing rights	208	1,774	43,899	6,513
Change in fair value of investments in excess mortgage servicing rights, equity method investees	20,645	—	41,741	—
Earnings from investments in consumer loans, equity method investees	24,129	—	60,293	—
Gain on settlement of securities	11,213	—	11,271	—

	56,195	1,774	157,204	6,513

Operating Expenses
General and administrative expenses	2,538	686	5,859	2,363
Management fee allocated by Newcastle	—	1,317	4,134	1,733
Management fee to affiliate	4,484	—	6,747	—
Incentive compensation to affiliate	4,470	—	5,348	—

	11,492	2,003	22,088	4,096

Net Income	$63,145	$11,768	$185,442	$20,930

Income Per Share of Common Stock
Basic	$0.25	$0.05	$0.73	$0.08

Diluted	$0.24	$0.05	$0.72	$0.08

Weighted Average Number of Shares of Common Stock Outstanding
Basic	253,072,788	253,025,645	253,041,532	253,025,645

Diluted	259,889,285	253,025,645	256,549,947	253,025,645

Dividends Declared per Share of Common Stock	$0.175	$—	$0.245	$—

Consolidated Balance Sheets

($ in thousands)

	September 30, 2013 (Unaudited)	December 31, 2012
Assets
Real estate securities, available-for-sale	$1,861,200	$289,756
Investments in excess mortgage servicing rights, at fair value	307,568	245,036
Investments in excess mortgage servicing rights, equity method investees, at fair value	358,032	—
Investments in consumer loans, equity method investees	192,498	—
Residential mortgage loans, held-for-investment	33,060	—
Cash and cash equivalents	172,203	—
Other assets	7,283	84

	$2,931,844	$534,876

Liabilities and Equity

Liabilities
Repurchase agreements	$1,467,934	$150,922
Trades payable	149,181
Due to affiliates	7,109	5,136
Dividends payable	44,308	—
Accrued expenses and other liabilities	2,276	462

	1,670,808	156,520

Commitments and Contingencies

Stockholders’ Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 253,186,279 issued and outstanding at September 30, 2013	2,532	—
Additional paid-in capital	1,157,040	362,830
Retained earnings	85,776	—
Accumulated other comprehensive income	15,688	15,526

	1,261,036	378,356

	$2,931,844	$534,876

Reconciliation of Core Earnings

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Income available for common shareholders	$63,145	$11,768	$185,442	$20,930
Impairment	—	—	3,756	—
Other Income	(56,195)	(1,774)	(157,204)	(6,513)
Incentive compensation to affiliate	4,470	—	5,348	—
Non-capitalized deal costs	107	19	4,329	1,398
Core earnings of equity method investees
Excess mortgage servicing rights	8,091	—	13,500	—
Consumer loans	18,260	—	38,053	—

Core Earnings	$37,878	$10,013	$93,224	$15,815

CORE EARNINGS

New Residential has four primary variables that impact its operating performance: (i) the current yield earned on its investments, (ii) the interest expense incurred under its debt, (iii) its operating expenses and (iv) its realized and unrealized gain or losses, including any impairment, on its investments. Core Earnings is a non-GAAP measure of the operating performance of New Residential excluding the fourth variable above and adjusting the earnings from the consumer loan investment to a level yield basis.

It is used by management to gauge the current performance of New Residential without taking into account (i) gains and losses, which although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance; (ii) incentive compensation paid to our Manager; and (iii) non-capitalized deal costs, which management believes are not part of our core operations.

Management believes that the adjustments to compute Core Earnings specified above allow investors and analysts to readily identify the operating performance of the assets that form the core of our activity, assist in comparing the core operating results between periods, and enable investors to evaluate New Residential’s current performance using the same measure that management uses to operate the business. New Residential changed its definition of Core Earnings to exclude incentive compensation paid to our Manager and non-capitalized deal costs in the third quarter of 2013.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of Core Earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments primarily related to residential real estate. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation references to expected returns, expected financings, and our ability to make additional investments with attractive yields. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newresi.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Residential Investment Corp.

New Residential Investment Corp.

Investor Relations, 212-479-3150